 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996

                                                      REGISTRATION NO. 333-9525
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           WHITE PINE SOFTWARE, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         DELAWARE                    7372                    04-3151064
     (STATE OR OTHER          (PRIMARY STANDARD                I.R.S.
     JURISDICTION OF              INDUSTRIAL                  EMPLOYER
     INCORPORATION OR         CLASSIFICATION CODE          IDENTIFICATION
     ORGANIZATION)                 NUMBER)                     NUMBER)


                              542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                (603) 886-9050
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                               ----------------

                                HOWARD R. BERKE
                           WHITE PINE SOFTWARE, INC.
                              542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                (603) 886-9050
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

   PETER M. ROSENBLUM, ESQ. MARK L.       LOUIS A. GOODMAN, ESQ. PATRICK J.
 JOHNSON, ESQ. FOLEY, HOAG & ELIOT LLP    FOYE, ESQ. SKADDEN, ARPS, SLATE,
    ONE POST OFFICE SQUARE BOSTON,        MEAGHER & FLOM ONE BEACON STREET
          MASSACHUSETTS 02109                BOSTON, MASSACHUSETTS 02108

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


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


  Part I of this Registration Statement has been intentionally omitted because this Amendment No. 3 does not effect any changes to the Prospectus. The sole purpose of this Amendment No. 3 is to file revised drafts of Exhibits 1.1 and 10.23.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the Restated Charter provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

  Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article NINTH of the Restated Charter provides that to the maximum extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in
(i) through (iv) above.

  Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company intends to procure a directors' and officers' liability and company reimbursement liability insurance policy that will (a) insure directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insure the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Restated Charter or the Restated By-Laws.

  Reference is also made to Section 6 of the Underwriting Agreement between the Company and the Underwriters, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriters.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except for amounts of filing and listing fees.

   Filing fee of Securities and Exchange Commission................... $ 11,897
   Filing fee of National Association of Securities Dealers, Inc......    3,950
   Listing fee of Nasdaq Stock Market, Inc............................   40,070
   Premium for directors' and officers' insurance.....................  125,000
   Accounting fees and expenses.......................................  275,000
   Blue sky fees and expenses (including related legal fees)..........   20,000
   Legal fees and expenses............................................  350,000
   Printing and engraving expenses....................................  100,000
   Transfer agent fees................................................    5,000
   Miscellaneous......................................................   19,083
                                                                       --------
       Total.......................................................... $950,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

  (a) On the dates set forth below the Company issued and sold the number of shares of its Common Stock indicated upon exercise of stock options held by certain of its employees.

                                       NUMBER OF                             EXERCISE PRICE
       DATE OF SALE                  SHARES ISSUED                             PER SHARE
       ------------                  -------------                           --------------
      October 28, 1994                     167                                   $1.00
     December 27, 1994                     250                                   $1.00
          May 26, 1995                     694                                   $1.00
         June 30, 1995                   1,944                                   $0.50
         July 12, 1995                      56                                   $1.50
         July 12, 1995                     167                                   $1.00
         July 13, 1995                  10,000                                   $0.50
        April 25, 1996                   1,300                                   $1.00
        April 25, 1996                     330                                   $1.50
         June 14, 1996                     333                                   $1.50
         June 14, 1996                      83                                   $2.00
         July 12, 1996                  20,000                                   $1.00
         July 16, 1996                   1,549                                   $2.00

  (b) On August 31, 1993, the Company issued 403,847 shares of Common Stock to 5 stockholders of White Pine Software, Inc., a New Hampshire corporation, in exchange for all of the outstanding capital stock of such corporation.

  (c) On April 1, 1994, the Company issued 595,840 shares of Common Stock to the stockholder of Grafpoint in connection with the merger of Grafpoint into the Company.

  (d) On December 15, 1995, the Company issued 1,781,906 shares of Common Stock to 10 stockholders of About Software Corporation S.A. as partial consideration for the outstanding stock of About Software Corporation S.A.

  (e) On March 19, 1996, the Company issued 343,053 shares of $5.83 Stock to affiliates of Advent International Corporation for an aggregate purchase price of $2,000,000.

  (f) On April 17, 1996, the Company issued 51,458 shares of $5.83 Stock to a stockholder of the Company for an aggregate purchase price of $300,000.

  (g) On July 31, 1996, pursuant to an exclusive software license agreement with Cornell Research Foundation, Inc., the Company issued to the Cornell Research Foundation, Inc. a warrant to purchase 20,000 shares of Common Stock at a price of $3.00 per share.

  The issuances described in Item 26(a) were made in reliance upon the exemptions from registration set forth in Rule 701 under the Securities Act and Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The issuances described in Items 15(b), (c),
(d), (e), (f) and (g) were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

ITEM 27. EXHIBITS.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    1.1      Form of Underwriting Agreement
    3.1*     Amended and Restated Certificate of Incorporation of the Company
    3.2*     Proposed form of Amended and Restated Certificate of Incorporation of the Company to become effective immediately following the offering
    3.3*     By-Laws of the Company, as amended
    3.4*     Proposed form of Amended and Restated By-Laws of the Company to become effective upon the closing of the offering
    4.1*     Specimen certificate for common stock, $.01 par value, of the
             Company
    5.1*     Opinion of Foley, Hoag & Eliot llp
   10.1*     Visual International, Inc. Stock Option Plan (1992), as amended
   10.2*     White Pine Software, Inc. Stock Option Plan (1993), as amended
   10.3*     White Pine Software, Inc. Stock Option Plan (1994)
   10.4*     White Pine Software, Inc. Stock Option Plan (1995), as amended
   10.5*     White Pine Software, Inc. Stock Option Plan (1996)
   10.6*     White Pine Software, Inc. 1996 Incentive and Nonqualified Stock
             Option Plan
   10.7*     White Pine Software, Inc. 1996 Employee Stock Purchase Plan
   10.8*     Employment Agreement dated January 3, 1994 with Howard R. Berke, as amended
   10.9*     Employment Agreement dated October 10, 1995 with Killko A.
             Caballero
   10.10*    Nondisclosure and Noncompetition Agreement dated February 15, 1996 with David O. Bundy
   10.11+    Exclusive Software License Agreement dated June 1, 1996 between
             Cornell Research Foundation, Inc. and the Company
   10.12*    Common Stock Purchase Warrant of the Company dated July 31, 1996, issued to Cornell Research Foundation, Inc.
   10.13*    Commercial Loan Agreement dated December 30, 1994 between Fleet
             Bank--NH and the Company, as amended
   10.14*    $1,000,000 Revolving Line of Credit Promissory Note of the Company
             dated December 30, 1994, issued to Fleet Bank--NH, as amended
   10.15*    Security Agreement dated December 30, 1994 between Fleet Bank--NH and the Company
   10.16*    Collateral Assignment and Security Agreement dated December 30,
             1994 between Fleet Bank--NH and the Company, as amended

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   10.17*    $53,000 Commercial Promissory Note of the Company dated August 25,
             1995, issued to Fleet Bank--NH
   10.18*    Loan Contract from Credit Agricole, Alpes-Maritimes Regional
             Division to About Software Corporation S.A. in the principal amount of FF 800,000
   10.19*    Loan Contract from Credit Agricole, Alpes-Maritimes Regional
             Division to About Software Corporation S.A. in the principal amount of FF 1,800,000
   10.20*    Loan Contract from Credit Agricole, Alpes-Maritimes Regional
             Division to About Software Corporation S.A. in the principal amount of FF 180,000
   10.21*    Stock Purchase Agreement dated March 19, 1996 among certain investors and the Company, as amended
   10.22*    Stock Purchase Agreement dated April 17, 1996 between J.F. Shea,
             Co., Inc. and the Company, as amended
   10.23     Amended and Restated Registration Rights Agreement dated March 19,
             1996 among certain stockholders of the Company and the Company, as amended
   10.24*    Acquisition Agreement dated October 10, 1995 among former
             stockholders of About Software Corporation S.A. and the Company
   10.25*    Indenture of Lease dated May 15, 1996 by Nash-Tamposi Limited
             Partnership, Five N Associates, Ballinger Properties, L.L.C.
             and the Company
   11.1*     Statement re computation of per share earnings
   21.1*     List of subsidiaries of the Company
   23.1*     Consent of Ernst & Young LLP
   23.2*     Consent of Ernst & Young Audit
   23.3*     Consent of Foley, Hoag & Eliot llp (included in Exhibit 5.1)
   24.1*     Power of Attorney (contained on page II-6 of this Registration
             Statement as filed on August 2, 1996)
   27.1*     Financial Data Schedules for fiscal year ended December 31, 1995 and six months ended June 30, 1996

--------
+ Previously filed under application for confidential treatment.
* Previously filed.

ITEM 28. UNDERTAKINGS.

  The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  If the small business issuer relies on Rule 430A under the Securities Act, the small business issuer will:

    (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
  (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

    (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NASHUA, NEW HAMPSHIRE ON OCTOBER 9, 1996.

                                          White Pine Software, Inc.

                                                  /s/ Richard M. Darer
                                          By: _________________________________
                                                    RICHARD M. DARER
                                            CHIEF FINANCIAL OFFICER AND VICE
                                               PRESIDENT OF ADMINISTRATION

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 9, 1996.

              SIGNATURE                                 TITLE
              ---------                                 -----

                  *                    President, Chief Executive Officer and
-------------------------------------   Director (Principal Executive
           HOWARD R. BERKE              Officer)

        /s/ Richard M. Darer           Chief Financial Officer and Vice
-------------------------------------   President of Administration
          RICHARD M. DARER              (Principal Financial and Accounting
                                        Officer)

                  *                    Director
-------------------------------------
         KILLKO A. CABALLERO

                  *                    Director
-------------------------------------
           ARTHUR H. BRUNO

                  *                    Director
-------------------------------------
         JONATHAN G. MORGAN

                  *                    Director
-------------------------------------
        PIERRE-GABRIEL VALLEE

*By:   /s/ Richard M. Darer
  _________________________________
          RICHARD M. DARER
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION                                                   PAGE
 ----------- -----------                                                   ----
    1.1      Form of Underwriting Agreement
    3.1*     Amended and Restated Certificate of Incorporation of the
             Company
    3.2*     Proposed form of Amended and Restated Certificate of
             Incorporation of the Company to become effective
             immediately following the offering
    3.3*     By-Laws of the Company, as amended
    3.4*     Proposed form of Amended and Restated By-Laws of the
             Company to become effective upon the closing of the
             offering
    4.1*     Specimen certificate for common stock, $.01 par value, of
             the Company
    5.1*     Opinion of Foley, Hoag & Eliot LLP
   10.1*     Visual International, Inc. Stock Option Plan (1992), as
             amended
   10.2*     White Pine Software, Inc. Stock Option Plan (1993), as
             amended
   10.3*     White Pine Software, Inc. Stock Option Plan (1994)
   10.4*     White Pine Software, Inc. Stock Option Plan (1995), as
             amended
   10.5*     White Pine Software, Inc. Stock Option Plan (1996)
   10.6*     White Pine Software, Inc. 1996 Incentive and Nonqualified
             Stock Option Plan
   10.7*     White Pine Software, Inc. 1996 Employee Stock Purchase Plan
   10.8*     Employment Agreement dated January 3, 1994 with Howard R.
             Berke, as amended
   10.9*     Employment Agreement dated October 10, 1995 with Killko A.
             Caballero
   10.10*    Nondisclosure and Noncompetition Agreement dated February
             15, 1996 with David O. Bundy
   10.11+    Exclusive Software License Agreement dated June 1, 1996
             between Cornell Research Foundation, Inc. and the Company
   10.12*    Common Stock Purchase Warrant of the Company dated July 31,
             1996, issued to Cornell Research Foundation, Inc.
   10.13*    Commercial Loan Agreement dated December 30, 1994 between
             Fleet Bank--NH and the Company, as amended
   10.14*    $1,000,000 Revolving Line of Credit Promissory Note of the
             Company dated December 30, 1994, issued to Fleet Bank--NH, as amended
   10.15*    Security Agreement dated December 30, 1994 between Fleet
             Bank--NH and the Company
   10.16*    Collateral Assignment and Security Agreement dated December
             30, 1994 between Fleet Bank--NH and the Company, as amended
   10.17*    $53,000 Commercial Promissory Note of the Company dated
             August 25, 1995, issued to Fleet Bank--NH
   10.18*    Loan Contract from Credit Agricole, Alpes-Maritimes
             Regional Division to About Software Corporation S.A. in the
             principal amount of FF 800,000
   10.19*    Loan Contract from Credit Agricole, Alpes-Maritimes
             Regional Division to About Software Corporation S.A. in the
             principal amount of FF 1,800,000
   10.20*    Loan Contract from Credit Agricole, Alpes-Maritimes
             Regional Division to About Software Corporation S.A. in the
             principal amount of FF 180,000
   10.21*    Stock Purchase Agreement dated March 19, 1996 among certain investors and the Company, as amended
   10.22*    Stock Purchase Agreement dated April 17, 1996 between J.F.
             Shea, Co., Inc. and the Company, as amended
   10.23     Amended and Restated Registration Rights Agreement dated
             March 19, 1996 among certain stockholders of the Company
             and the Company, as amended
   10.24*    Acquisition Agreement dated October 10, 1995 among former
             stockholders of About Software Corporation S.A. and the
             Company
   10.25*    Indenture of Lease dated May 15, 1996 by Nash-Tamposi
             Limited Partnership, Five N Associates, Ballinger
             Properties, L.L.C. and the Company

 EXHIBIT NO. DESCRIPTION                                                   PAGE
 ----------- -----------                                                   ----
    11.1*    Statement re computation of per share earnings
    21.1*    List of subsidiaries of the Company
    23.1*    Consent of Ernst & Young LLP
    23.2*    Consent of Ernst & Young Audit
    23.3*    Consent of Foley, Hoag & Eliot llp (included in Exhibit
             5.1)
    24.1*    Power of Attorney (contained on page II-6 of the
             Registration Statement
             as filed on August 2, 1996)
    27.1*    Financial Data Schedules for fiscal year ended December 31,
             1995 and six months ended June 30, 1996

--------
+ Previously filed under application for confidential treatment.
* Previously filed.